EXHIBIT 10.2

AMENDMENT #10 TO AMENDED AND RESTATED BUSINESS FINANCING AGREEMENT

This Amendment #10 to Amended and Restated Business Financing Agreement (“Amendment”) is entered into on May 15, 2020, by and among ePlus Technology, inc. (“Technology”), ePlus Technology Services, inc. (“Services”) and SLAIT Consulting, LLC (“SLAIT”; and together with Technology and Services, each sometimes referred to as a “Dealer,” and sometimes referred to collectively, jointly and severally, as “Dealer”) and Wells Fargo Commercial Distribution Finance, LLC (“CDF”) and is to that certain Amended and Restated Business Financing Agreement dated July 23, 2012, by and between Dealer and CDF (as the same has been amended by that certain Amendment #1 to Amended and Restated Business Financing Agreement dated July 31, 2014, that certain Amendment #2 to Amended and Restated Business Financing Agreement dated July 24, 2015, that certain Amendment #3 to Amended and Restated Business Financing Agreement dated October 20, 2015, that certain Amendment #4 to Amended and Restated Business Financing Agreement dated July 28, 2016, that certain Amendment #5 to Amended and Restated Business Financing Agreement dated July 27, 2017, that certain Amendment #6 to Amended and Restated Business Financing Agreement dated February 15, 2018, that certain Amendment #7 to Amended and Restated Business Financing Agreement dated January 15, 2019, that certain Amendment #8 to Amended and Restated Business Financing Agreement dated December 12, 2019, that certain Amendment #9 to Amended and Restated Business Financing Agreement dated March 31, 2020 and that certain Joinder to Amended and Restated Business Financing Agreement and to Amended and Restated Agreement for Wholesale Financing dated January 19, 2019 and as further amended, restated, amended and restated, modified, extended, renewed, substituted, and/or supplemented, the “Agreement”). All terms which are not defined herein shall have the same meaning in this Amendment as in the Agreement.

WHEREAS, CDF and Dealer desire to amend the terms of the Agreement.

NOW THEREFORE, in consideration of the premises and of the mutual promises contained herein and in the Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The following definitions are added to Section 1.1 of the Agreement in the correct alphabetical order:

“Borrowing Base Certificate”: a certificate by a responsible officer of Dealer, a sample form of which is attached hereto as Exhibit 3.1, which form may be amended, modified, substituted and/or supplemented by CDF. All calculations in connection with the preparation of any Borrowing Base Certificate shall originally be made by Dealer and certified to CDF; provided, that CDF shall have the right to review and adjust, in the exercise of its reasonable credit judgment, any such calculation after giving notice thereof to Dealer, to the extent that such calculation is not in accordance with this Agreement.

“Debt”: all of Dealer’s liabilities and indebtedness for borrowed money of any kind and nature whatsoever, whether direct or indirect, absolute or contingent, and including obligations under capitalized leases and obligations related to financing of acquisitions, whether or not direct recourse liability has been assumed by Dealer.

“EBITDA”: for any period of calculation, the net income of Dealer before provision for income taxes, interest expense (including without limitation, implicit interest expense on capitalized leases), depreciation and amortization, excluding therefrom (to the extent included): (A) nonoperating gains (including, without limitation, extraordinary or nonrecurring gains, gains from discontinuance of operations and gains arising from the sale of assets other than inventory) during the applicable period; (B) net earnings of any business entity in which Dealer has an ownership interest (other than a wholly owned subsidiary) unless such net earnings shall have actually been received by Dealer in the form of cash distributions; (C) any portion of the net earnings of any subsidiary which for any reason is unavailable for payment of dividends to Dealer; (D) the earnings of any entity to which any assets of Dealer shall have been sold, transferred or disposed of, or into which Dealer shall have merged, or been a party to any consolidation or other form of reorganization, prior to the date of such transaction; (E) any gain arising from the acquisition of any securities of Dealer; and (F) non-operating losses arising from the sale of capital assets during such period, and adding thereto (to the extent excluded) (G) any non-cash compensation paid by any Dealer to such Dealers employees in the form of shares or rights to purchase shares of such Dealer’s stock, to the extent such non-cash compensation was expensed in the applicable period, and (H) transaction fees, costs and expenses incurred in connection with the consummation of any acquisition permitted hereunder. The foregoing terms will be determined in accordance with generally accepted accounting principles consistently applied.

“Excess Availability”: the Gross Borrowing Base minus the Aggregate Outstandings (but excluding Open Approvals).

“Fixed Charge Coverage Ratio”: for any period of calculation, the ratio of (A) EBITDA minus the sum of (i) taxes on or measured by income paid or payable in cash, plus (ii) unfinanced capital expenditures, to (B) the sum of (i) interest expense paid or payable in cash, plus (ii) actual payments of principal on Debt (excluding payments of principal with respect to this Agreement or the Agreement for Wholesale Financing) plus (iii) distributions paid in cash to the equity holders of Dealer.

“Gross Borrowing Base”: the sum of: (A) eighty-five percent (85%) of: (i) the net amount of all eligible Accounts, (ii) Eligible Cisco VIP Rebates, and (iii) lntercompany Lease Receivables (as defined below) listed in such Schedule up to a maximum of Four Million Dollars ($4,000,000.00), plus (B) the Inventory Value, minus (C) such reserves established by CDF from time to time based upon dilution and other factors deemed appropriate by CDF, each as shown on the most recently delivered Borrowing Base Certificate.

“Inventory Report”: a report dated as of the last day of the prior month which specifies the total aggregate wholesale invoice price, as calculated by Dealer’s accounting system using average cost method, of all of Dealer's inventory financed by CDF under the Inventory Financing Agreement that is unsold and in Dealer's possession and control as of the date of such report.

“Open Approvals”: CDF’s indication to a vendor that CDF will provide financing to Dealer for a particular invoice(s) issued by such vendor for the purchase of inventory by Dealer but with respect to invoice(s) which CDF has not yet financed.

2. The following definitions in Section 1.1 of the Agreement are hereby deleted in their entirety and replaced with the following:

“Aggregate Facility Limit”: (i) except during a Temporary Uplift Period, Two Hundred Seventy-Five Million Dollars ($275,000,000.00) and (ii) during any Temporary Uplift Period, Three Hundred Fifty Million Dollars ($350,000,000.00); provided, however, that at no time will the Aggregate Outstandings exceed the Aggregate Facility Limit.

“Libor Rate:” the greater of (i) the One month Libor rate as published in the "Money Rates" column of The Wall Street Journal or in such other publication or electronic source as CDF, in its discretion, may select on or about the first Business Day of such month and (ii) seventy-five hundredths of one percent (0.75%).  The Libor Rate will change and take effect for purposes of this Agreement on the day when the Libor Rate changes.

“Temporary Uplift Period”: any period beginning on the date the uplift is activated by CDF following Dealer’s electronic notification of its election to temporarily increase Dealer’s Aggregate Facility Limit and ending on the date specified in such notification, provided that (i) each such temporary increase shall be for a period of not less than thirty (30) days and (ii) all such periods shall not exceed one hundred fifty (150) days in the aggregate in any calendar year.

3. Section 2.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“2.1 Accounts Receivable Facility. Subject to the terms of this Agreement, CDF agrees to provide to Dealer an Accounts Receivable Facility of: One Hundred Million Dollars ($100,000,000.00) (the “Accounts Receivable Facility Limit”); provided, however, that at no time will (i) the Aggregate Accounts Receivable Outstandings exceed the Accounts Receivable Facility Limit or (ii) the Aggregate Outstandings exceed the Aggregate Facility Limit. CDF’s decision to advance funds will not be binding until the funds are actually advanced.

In addition, subject to the terms of the Agreement for Wholesale Financing, CDF agrees to provide to Dealer an inventory floorplan credit facility of (i) except during a Temporary Uplift Period, Two Hundred Seventy Five Million Dollars ($275,000,000.00) and (ii) during any Temporary Uplift Period, Three Hundred Fifty Million Dollars ($350,000,000.00); provided, however, that at no time will the Aggregate Outstandings exceed the Aggregate Facility Limit.  CDF’s decision to advance funds will not be binding until the funds are actually advanced.

If, at any time, the Aggregate Accounts Receivable Outstandings exceed the Accounts Receivable Facility Limit, Dealer will immediately pay to CDF an amount not less than the difference between (i) Aggregate Accounts Receivable Outstandings and (ii) the Accounts Receivable Facility Limit.  If, at any time, the Aggregate Outstandings exceed the Aggregate Facility Limit, Dealer will immediately pay to CDF an amount not less than the difference between (i) Aggregate Outstandings and (ii) the Aggregate Facility Limit.”

4. Section 2.1.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“2.1.1 Interest. Dealer agrees to pay interest to CDF on the Daily Contract Balance at a rate equal to the Libor Rate plus two percent (2.00%) per annum. Such interest will: (i) be computed based on a 360 day year; (ii) be calculated each day by multiplying the Daily Rate (as defined below) by the Daily Contract Balance (as defined below); and (iii) accrue from the date that CDF authorizes any Electronic Transfer (as defined in Section 3.10 herein) or otherwise makes an advance under the Accounts Receivable Facility until CDF receives the full and final payment of the principal debt which Dealer owes to CDF, subject to the terms of Section 3.8 herein. The “Daily Rate” is the quotient of the applicable annual rate provided herein divided by 360. The “Daily Contract Balance” is the amount of the outstanding principal debt which Dealer owes to CDF on the Accounts Receivable Facility at the end of each day (including the amount of all Electronic Transfers authorized) after CDF has credited• the payments which it has received on the Accounts Receivable Facility, subject to the terms of Section 3.8 herein.”

5. Section 3.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“3.1 Schedules and Reports.

Dealer will, by the tenth (10th) day of every month, furnish CDF with (a) a schedule of Accounts ("Schedule") which will: (i) describe all Accounts created or acquired by Dealer since the last Schedule furnished CDF; (ii) inform CDF of any rejection of goods by any obligor, delays in delivery of goods, non-performance of contracts and of any assertion of any claim, offset or counterclaim by any obligor, in excess of One Million Dollars ($1,000,000.00); and (iii) include Dealer's internal risk rating for each obligor and (b) an Inventory Report. Furthermore, together with each submission of a Schedule, and, in any event, not less than monthly or as otherwise agreed to, Dealer will also furnish CDF with detailed aging reports for its accounts receivable and accounts payable as well as detailed journals to support the Accounts described on such Schedule.

Dealer will furnish CDF with a Borrowing Base Certificate (a) no less than every second Tuesday, provided that such Borrowing Base Certificate shall be delivered every Tuesday if (i) a Default has occurred and is continuing under Section 6 of the Agreement or (ii) Excess Availability for three (3) consecutive business days is less than the greater of (A) 12.5% of the Gross Borrowing Base or (B) Seventeen Million Five Hundred Thousand Dollars ($17,500,000.00) or (b) as otherwise agreed to by CDF and Dealer.”

6. The first paragraph of Section 3.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

“3.2 Available Credit; Paydown. On receipt of each Schedule, CDF will credit Dealer with such amount as CDF may deem advisable up to the remainder of: (A) eighty-five percent (85%) of: (i) the net amount of all eligible Accounts, (ii) Eligible Cisco VIP Rebates, and (iii) lntercompany Lease Receivables (as defined below) listed in such Schedule up to a maximum of Four Million Dollars ($4,000,000.00) (the “Eligible Credit”), (B) minus the amount of Dealer’s SPP Deficit (as defined below) under Dealer’s Agreement for Wholesale Financing (the “AWF”) with CDF as in effect from time to time, but in no event will CDF credit Dealer with more than Dealer’s maximum Accounts Receivable Facility from time to time established by CDF, (C) minus such reserves established by CDF from time to time based upon dilution and other factors deemed appropriate by CDF (the “Available Credit”).

7. Section 3.7 of the Agreement is hereby deleted in its entirety and replaced with the following:

“3.7 Collections. Unless otherwise directed by CDF, to expedite collection of Accounts for the benefit of CDF, Dealer shall notify all of its obligors to make payment of the Accounts to one or more lock-boxes. The lock-box(es), and all accounts into which the proceeds of any such lock- box(es) are deposited, shall be established and maintained at banks selected by the Dealer and satisfactory to CDF in its sole discretion. Dealer shall issue to any such banks an irrevocable letter of instruction, in form and substance reasonably acceptable to CDF, directing such banks to deposit all payments or other remittances received in the lock-box to such account or accounts as CDF shall direct. At all times after either (i) a Default by Dealer, or (ii) the Excess Availability for three (3) consecutive business days is less than the greater of (a) Fifteen Million Dollars ($15,000,000.00) or (b) 10% of Dealer’s Gross Borrowing Base, CDF may provide notice to such banks that thereafter all funds deposited in the lock-box or any such account immediately shall become the property of CDF, and any disbursements of the proceeds in the lock-box or any such account will only be made to CDF. Dealer shall obtain the agreement of such banks to waive any offset rights against the funds so deposited and otherwise establish CDF’s control thereof as secured party under the Uniform Commercial Code. CDF assumes no responsibility for such lock-box arrangement, including, without limitation, any claim of accord and satisfaction or release with respect to deposits which any banks except thereunder. All remittances which Dealer receives in payment of any Accounts, and the proceeds of any of the other Collateral, shall be immediately deposited in such accounts designated by CDF.  All proceeds received or collected by CDF with respect to Accounts, and reserves and other property of Dealer in possession of CDF at any time or times hereafter, may be held by CDF without Interest to Dealer until all Obligations are paid in full or applied by CDF on account of the Obligations.  CDF may release to Dealer such portions of such reserves and proceeds as CDF may determine. Upon the occurrence and during the continuance of a Default, CDF may notify the obligors that the Accounts have been assigned to CDF, collect the Accounts directly in its own name and charge the collection costs and expenses, including attorneys’ fees, to Dealer.  CDF has no duty to protect, insure, collect or realize upon the Accounts to preserve rights in them.”

8. Section 3.13 of the Agreement is hereby deleted in its entirety and replaced with the following:

“3.13 Unused Line Fee. Dealer shall pay to CDF a recurring “Unused Line Fee,” calculated, on an annualized rate basis, by multiplying the Daily Unused Total Facility (as defined below) for any calendar quarter of the Aggregate Facility Limit, by the “Unused Fee” (as defined in the table below). The aggregate Unused Line Fee for each calendar quarter shall be payable quarterly in arrears and due pursuant to the quarterly billing statement.  Once received by CDF, an Unused Line Fee shall not be refundable by CDF for any reason.

The “Daily Unused Total Facility” for each day shall be the difference between (i) the Accounts Receivable Facility Limit as of the end of each day and (ii) Aggregate Accounts Receivable Outstandings as of the end of each day of such calendar quarter divided by the number of days in such calendar quarter.

The “Floorplan Utilization” for each calendar quarter shall be a fraction (i) the numerator of which shall be the Aggregate Floorplan Outstandings (as defined in the Agreement for Wholesale Financing) each day of such calendar quarter divided by the number of days in such calendar quarter, and (ii) the denominator of which shall be the Aggregate Facility Limit for each day of such calendar quarter divided by the number of days in such calendar quarter.

The “Unused Fee” shall be:

If Floorplan Utilization is:	Then the Unused Fee (%) for the next calendar quarter shall be:
Less than or equal to Twenty Percent (20%)	0.25%
Greater than 20 percent (20%) but less than or equal to thirty percent (30%)	0.125%
Greater than thirty percent (30%)	0.00%

9. The second to last sentence in Section 5.2 is hereby deleted in its entirety and replaced with the following:

“Notwithstanding the foregoing subsections (k) and (l), Dealer, from time to time, may make a dividend to ePlus inc. if, after giving effect to such dividend, and as of the date of such dividend, (i) Dealer is not in default under the terms and conditions of this Agreement, and (ii) Dealer’s Excess Availability is not less than seventeen and one half percent (17.5%) of the Aggregate Facility Limit in place as of the date such dividend is to be made.”

10. Section 5.2, Subsections (c) and (d) of the Agreement are hereby deleted in their entirety and replaced with the following:

“(c) (i) merge or consolidate with another Entity unless Dealer is the surviving entity of such merger or consolidation and, before and after giving effect to such merger or consolidation, Dealer is in full compliance with all of the covenants contained in this Agreement and the Other Agreements, on a pro forma basis or (ii) divide itself pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any similar law or statute; (d) acquire the assets or ownership interest of any other Entity (including by way of merger or consolidation) unless (i) before and after giving effect to such acquisition, Dealer is in full compliance with all of the covenants contained in this Agreement and the Other Agreements, on a pro forma basis and (ii) Dealer has provided written notice to CDF at least five (5) business days prior to the closing of the acquisition of ownership interest of any other Entity and at least three (3) business days prior to the closing of any asset acquisition, together with such information with respect to such acquisition as CDF may reasonably request, including without limitation such information as may be required by CDF to complete its “know your customer” due diligence.”

11. Section 5.3 is hereby amended by adding the following subsection (d) at the end thereof:

“, and (d) within forty-five (45) days after the end of each of the Dealer’s fiscal quarters, a completed compliance certificate substantially in the form attached hereto as Exhibit 8(d).”

12. Section 5.4 of the Agreement is hereby deleted in its entirety and replaced with the following:

“5.4 Financial Covenants.

From and after the occurrence of a Covenant Triggering Event (as defined below), Dealer will maintain a Fixed Charge Coverage Ratio of no less than 1.10:1.0 as of the end of each fiscal quarter for the then preceding twelve month period. A “Covenant Triggering Event” means if at any time: (i) Excess Availability for three (3) consecutive business days is less than the greater of (a) 12.5% of the Gross Borrowing Base or (b) Seventeen Million Five Hundred Thousand Dollars ($17,500,000.00), or (ii) a Default has occurred and is continuing under Section 6 of the Agreement.”

13. The attached Exhibits 3.1 and 5.3 (d) are hereby added to the Agreement.

14. Each Dealer hereby ratifies and confirms the Agreement, as amended hereby, and each Other Agreement executed by such Dealer In all respects.

15. Each Dealer hereby unconditionally releases, acquits, waives, and forever discharges CDF and its successors, assigns, directors, officers, agents, employees, representatives and attorneys from any and all liabilities, claims, causes of action or defenses, if any, and for any action taken or failure to take action, existing at any time prior to the execution of this Amendment.

16. This Amendment shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their participants, successors and assigns.

17. This Amendment may be executed in any number of counterparts, each of which counterparts, once they are executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement. This Amendment may be executed by any party to this Amendment by original signature, facsimile and/or electronic signature.

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IN WITNESS WHEREOF, Dealer and CDF have executed this Amendment as of the date first set forth hereinabove.

“DEALER”

EPLUS TECHNOLOGY, INC.

By:	/s/ Elaine D. Marion
Print Name:	Elaine D. Marion
Title:	CFO

EPLUS TECHNOLOGY SERVICES, INC.

By:	/s/ Elaine D. Marion
Print Name:	Elaine D. Marion
Title:	CFO

SLAIT CONSULTING, LLC

By:	/s/ Elaine D. Marion
Print Name:	Elaine D. Marion
Title:	CFO

“CDF”

WELLS FARGO COMMERCIAL DISTRIBUTION FINANCE, LLC

By:	/s/ Jack Morrone
Print Name:	Jack Morrone
Title:	Duly Authorized Signatory